Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated
Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares U.S. Credit Bond ETF (ISHCRED) iShares Edge U.S. Fixed Income Balanced Risk ETF
(ISHFIBR)
iShares Intermediate Credit Bond ETF (ISHICRED) iShares Intermediate Government/Credit Bond ETF
(ISHIGOVCR)
iShares iBoxx $ Investment Grade Corporate Bond ETF
(ISHINTOP)
BlackRock Funds, BlackRock Global Long/Short Credit
Fund (BR-GC)
BlackRock Multi Asset Income - Screened Fixed Income
Portfolio (BR-INC-PFI)
Strategic Income Opportunities Fund (BR-SIP)
BlackRock Strategic Global Bond Fund, Inc. (BR-WI)
BlackRock Credit Allocation Income Trust (Preferred
Sleeve) (BTZ-PREF)
CoreAlpha Bond Master Portfolio (MIP_CORA)
AST BlackRock Global Strategies Portfolio (Core
Active) (PRU-AA-CAB)

The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering Commencement:
02-07-2017

Security Type:
BND/CORP


Issuer
MPLX LP (2027)

Selling Underwriter
Citigroup Global Markets Inc.

Affiliated Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of Underwriter(s)
Barclays Capital Inc., Citigroup Global Markets Inc.,
MUFG
Securities Americas Inc., Wells Fargo Securities, LLC,
Merrill
Lynch, Pierce, Fenner & Smith Incorporated, Mizuho
Securities
USA Inc., RBC Capital Markets, LLC, SunTrust Robinson
Humphrey, Inc., UBS Securities LLC, U.S. Bancorp
Investments,
Inc., BBVA Securities Inc., Comerica Securities, Inc.,
Fifth Third
Securities, Inc., PNC Capital Markets LLC, The
Huntington
Investment Company



Transaction Details
Date of Purchase
02-07-2017


Purchase Price/Share
(per share / % of par)
$99.834

Total Commission,
Spread or Profit
0.650%


1.	Aggregate Principal Amount Purchased (a+b)
$35,000,000

a. US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$8,952,000

b. Other BlackRock Clients
$26,048,000

2.	Aggregate Principal Amount of Offering
$1,250,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.028



Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have
3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date:
02-09-2017

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
02-09-2017

Global Syndicate Team Member